Investment Advisory/Mutual Fund
                                 Code of Ethics








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May 5, 2005


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I.      General Principles

Robert W. Baird & Co. Incorporated ("Baird") is a full-service broker-dealer and a registered investment adviser. Baird offers investment advisory services through several departments including: Advisory Services, Baird Advisors, Baird Investment Management, Financial/Estate Planning, Mutual Funds, Private Asset Management, and Private Investment Management (individually a "Baird Investment Advisory Department" and collectively, the "Baird Investment Advisory Departments"). These departments serve Baird's investment advisory clients, who may include individuals, pension and profit sharing plans, trusts and estates, charitable organizations, banks and thrift institutions, partnerships, corporations, and other business entities including registered or unregistered management investment companies. Baird's activities as an investment adviser subject it to various requirements under the securities laws. This Code of Ethics discusses the policies that apply to associates whose responsibilities place them in a potential conflict of interest with Baird's advisory clients, including Baird's affiliated mutual fund family, Baird Funds, Inc. (each a "Fund" and collectively, "Baird Funds").

The Baird Investment Advisory Departments serve different clients and may offer services that could lead to differing types of potential conflicts of interest. As a result, not all associates are subject to identical responsibilities under this Code of Ethics and an associate in one Baird Investment Advisory Department will not be held to have knowledge of information pertaining to a different Baird Investment Advisory Department unless the facts and circumstances demonstrate that each area had knowledge of the relevant information.

Baird's duties to its advisory clients require, among other things, that neither Baird nor its Associates use information regarding client transactions for personal profit. Baird will take such steps as are necessary to ensure that not only Baird's transactions, but also associate's personal investments and outside business activities are conducted in a manner that avoids both actual conflicts of interest and the appearance of any abuse of the position of trust inherent in the relationship. In an effort to accomplish this, Baird will require that:

            a.  Baird   Access   Persons   conduct   all   personal   securities
                transactions in a manner consistent with this Code of Ethics;

            b.  Information   pertaining  to  an  advisory  client's   portfolio
                holdings as well as his or her financial status remains confidential;

            c. Baird Access Persons do not manipulate their positions to their advantage; and

            d. All decisions relating to advisory client investments are made solely based on the advisory client's best interests.

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Transactions  will be reviewed for  compliance  with  consideration  of both the letter and spirit of this Code of Ethics. Technical compliance with the provisions of this Code of Ethics will not excuse failure to adhere to either the general principle of fiduciary duty or the appropriate standards of professional responsibility; therefore, when requesting approval to make a personal investment, an Access Person should consider the potential appearance of the requested transaction as well as the specific facts.

Failure to comply with the provisions stated in this Code of Ethics could result in disciplinary action and possible termination of employment with Baird.


II.     Scope of the Code

All Baird Access Persons are subject to this Code of Ethics. An Access Person is defined as:

        1. Any officer, director, or other employee of Baird or Baird Funds (or of any company in a control relationship to Baird or Baird Funds) who:

            a.    Has  access  to  nonpublic   information   regarding  advisory
                  clients' purchases or sales of securities;

            b. Has functions or duties that relate to the determination of which securities recommendations, purchases or sales shall be made to/for advisory clients, including a Fund;

            c.    Obtains any information  regarding securities  recommendations
                  to  advisory   clients  prior  to  the   publication  of  such
                  recommendations; or

            d. Has access to nonpublic information regarding the portfolio holdings of any advisory client, including a Fund; and

        2. Any other natural person in a control relationship to Baird or Baird Funds who obtains information concerning securities recommendations made to advisory clients or any Fund.

Please refer to section IV.D for requirements of Disinterested Directors.


III.    Standards of Business Conduct

        A.  Compliance with Laws and Regulations
            ------------------------------------

        Baird Access Persons are required to comply with all applicable securities laws including, but not limited to, the Investment Advisers Act of 1940 (the "Advisers

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        Act"), the Securities Act of 1933, the Securities  Exchange Act of 1934,
        and the Sarbanes-Oxley Act of 2002.

        As part of this requirement, Access Persons are not permitted, in connection with the purchase or sale of a security for an advisory client, including any Fund, to either directly or indirectly:

        o   Defraud such advisory client;

        o Mislead such advisory client, by making an untrue statement of material fact or failing to disclose material facts to such advisory client;

        o Engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such advisory client;

        o Engage in any manipulative practice with regard to such advisory client; or

        o Engage in any manipulative practice in relation to securities, including but not limited to, price manipulation.

        B.  Conflicts of Interest
            ---------------------

        As a fiduciary, Baird has an affirmative duty of care to act in the best interest of its advisory clients. In order to comply with this duty, Baird and its Access Persons must avoid conflicts of interest, and can do so by fully disclosing all material information concerning any conflict that arises with respect to an advisory client.

        o Conflicts Among Client Interests - Conflicts can arise where Baird or its Access Persons have reason to favor the interests of one advisory client over another. For example, larger accounts favored over smaller accounts, or accounts compensated by performance based fees over accounts not compensated by performance. Favoritism is strictly prohibited, and constitutes a breach of fiduciary duty.

        o Competing with Client Trades - Baird prohibits any Access Person from using knowledge about pending or currently considered securities for advisory clients to profit personally, directly, or indirectly, by purchasing or selling such securities for his/her personal accounts.

        In addition, all Access Persons must act in the best interests of advisory clients regarding trade execution and brokerage service costs. All Access Persons must adhere to the allocation, aggregation, best execution, directed brokerage and soft dollar policies and procedures.

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        C.  Insider Trading
            ---------------

        Baird Access Persons are prohibited from recommending any transaction in a security or its derivatives to advisory clients or engaging in personal securities transactions for a security or its derivatives if such Access Person possesses material, non-public information regarding the security. The Advisers Act provisions regarding conflicts of interest include Section 204A, which requires that all investment advisers establish and maintain written policies and procedures designed to prevent the misuse of material non-public information. Broker-dealers are also subject to the provisions related to insider trading.

        Material, non-public information can be any kind of information that could affect the market price of securities. This includes information about Baird Funds as well as research reports, earnings, dividends, mergers, acquisitions, takeovers, trade execution, and other events that affect the market price of a particular security. This information is not public unless it is available in either public filings with the SEC or the national media. Trading on inside information is never allowed. Please refer to BairdWeb for the entire Inside Information Policy.

        D.  Gifts and Gratuities
            --------------------

        Municipal Securities Rulemaking Board ("MSRB") rules require broker-dealers to maintain records of gifts and gratuities given by their employees. As a result of this Rule, Access Persons and other
        Baird associates must report certain gifts and gratuities to their Branch or Department Manager for record keeping purposes. MSRB Rule G-20 prohibits dealers from directly or indirectly giving or permitting to be given anything of service or value in excess of $100 per year to any person in relation to municipal securities activities of the person's employer. All gifts given by a dealer and its associated persons are used to compute the $100 limitation. The $100 limitation applies to gifts and gratuities to clients, individuals associated with issuers and employees of other dealers. In addition, based on the Rule's "directly or indirectly" language, if a third party (e.g., consultant hired by a dealer) gives a gift to any such person at the request of the dealer, the value of the gift would be included in the $100 limitation.

        Rule G-20 exempts certain payments from the $100 limitation. Exempt payments are termed "normal business dealings" and are defined as occasional gifts of meals or tickets to theatrical, sporting and other entertainment events, as well as the sponsoring of legitimate business functions that are recognized by the IRS as deductible business expenses, and gifts of reminder advertising. However, the Rule also provides that such gifts cannot be so frequent or so expensive as to raise a suggestion of unethical conduct. In addition, G-20 provides that contracts or employment with or compensation for services rendered are not considered gifts or gratuities subject to the $100 limitation. Such arrangements, however, must be in writing and must include the nature of the proposed services, the amount of the proposed compensation, and the written consent of such person's employer.

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        E.  Political and Charitable Contributions
            --------------------------------------

        All political contributions made by an Access Person to local, state, or federal politicians and candidates must be approved by the Compliance Department. In addition, contributing to the solicitation or coordination efforts of local, state, or federal politicians and candidates must also be pre-approved by the Compliance Department. Contributions include:

        o   Any cash, check, gift subscription, or loan given to a candidate; or

        o   Any other  item of value  given to a  candidate  for the  purpose of
            influencing   an  election  or  for  payment  of  debt  incurred  in
            connection with an election.

        Please keep in mind that in order to protect Baird against a two-year ban on transacting municipal securities business, it is imperative that the Compliance Department approves all political contributions before they are issued. Please refer to the Financial Advisor Policy Manual for the entire Political Contributions Policy.

        F.  Confidentiality/Privacy Policy
            ------------------------------

        It has always been Baird's policy to maintain the confidentiality of client information. Baird does not share client information with anyone except as requested or authorized by the client, as necessary to process a transaction or service an account, or as otherwise allowed by law. When we enter into a business relationship with a third party, we require that client information be kept confidential. Access Persons as well as all other Baird associates are prohibited from divulging information concerning client accounts, financial circumstances, security holdings, any financial advice provided to the client, or other private information except in the general course of business within Baird. Unless authorized in writing by the client, or in accordance with a legal or regulatory proceeding, information should never be released to anyone other than the account holder.

        G.  Outside Business Activities
            ---------------------------

        All Baird associates must be careful to avoid even the appearance of a conflict of interest and divided loyalty. Additional restrictions may be imposed upon Baird Access Persons due to their particular advisory client relationships. No Baird associate who is an Access Person may, without receiving the prior written approval of the Compliance Department, engage in outside business activities including, but not limited to, any outside employment, outside directorships of public and private companies, consulting activity, serving as a trustee, serving as executor on a will or estate (excluding family members), running for or holding a political office, raising capital for any organization including seeking charitable

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        contributions,  business  ownership,  private  placements,  or any other activities that may potentially conflict with an associate's employment responsibilities at Baird and/or result in compensation. The Access
        Person  should  provide  the  Compliance   Department   with  a  written
        description of all pertinent facts regarding the prospective activity. In addition, any future changes to the approved outside business activity must be communicated and, if necessary, may require re-approval of the Compliance Department. Please refer to the Financial Advisor Policy Manual for the entire Outside Business Activities Policy.

        H.  Marketing and Promotional Activities
            ------------------------------------

        Any marketing or promotional activities, including oral and written statements made by Baird Access Persons to advisory clients, prospective advisory clients, and the media, must be professional, accurate, balanced, and not misleading. Please refer to the Investment Advisory Policies and Procedures Manual or Financial Advisor Policy Manual for additional information regarding marketing procedures.


IV.     Compliance Procedures

        A.  Personal Securities Transactions
            --------------------------------

        Unless a transaction is exempt, Access Persons must ensure that their personal trades as well as those of their Immediate Family (please refer to Section VIII for a definition) members are precleared and logged into the BairdNet System before initiating a securities transaction for their personal accounts. This requirement applies to personal accounts held at Baird as well as those held at other broker-dealers. Either the Access Person, their immediate Supervisor, another designated branch associate, or a designated member of the Compliance Department can electronically log preclear requests. Should an Access Person enter a preclear that returns a conflict, or should he or she know of any potential conflicts that the preclear does not indicate, he or she should contact the Compliance Department to receive approval prior to entering his or her trade. Supervisory approval is valid only on the business day on which it is logged. If the transaction is not effected on the date on which it is logged, the Access Person must submit a new request for subsequent approval. GTC orders are not exempt from this requirement and, therefore, must be precleared daily until execution or cancellation of the order.

        If an Access Person effects a transaction in any security that is deemed to be a prohibited transaction, as outlined in part B of Section IV, such transaction may be cancelled. Any losses sustained during the intervening period shall be the sole responsibility of the Access Person, while any profit on the transaction must be relinquished and may be donated to a charitable organization designated by Baird.

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        The Supervisor (defined in Section VIII) or branch/department associate, in reviewing personal transactions, should consider whether the Access Person has any direct or indirect professional relationship with the issuer or if the proposed transaction has any substantial economic relationship to any securities being considered for purchase or sale for advisory clients, including any Fund. An Access Person has a direct or indirect professional relationship with the issuer if, for example, the Access Person provides consulting services to the issuer, or is an officer or director of the issuer or its affiliates. A professional relationship may also exist if an Access Person's Immediate Family member has such a relationship with an issuer or its affiliates.

        The Access Person is in the best position to know whether additional information should be disclosed to his/her Supervisor and/or the Compliance Department. An Access Person must, therefore, disclose any personal interest that either is, or might be, a conflict with the interest of an advisory client. A transaction should only be approved after considering whether additional information may be required. The Supervisor should call the Compliance Department before approval is granted if he/she has any questions regarding transaction approval.

        Access Persons are required to obtain approval from the Investment Advisory Unit of the Compliance Department before investing in an initial public offering ("IPO") or private investment. For an IPO purchase request, the Access Person must complete a NASD New Issue Certification Form, which can be found on BairdWeb, and submit the form to the Investment Advisory Unit of the Compliance Department for review. The Investment Advisory Unit will then forward the request to the Syndicate Department for review and final approval. In order to comply with NASD Rule 2790, it is unlikely that an Access Person will be eligible to purchase any IPO securities. For a private investment approval request, the Access Person must complete a Private Investment Transaction Approval Request Form, which can be found on BairdWeb, and submit the form to the Compliance Department for review by the Capital Markets and Investment Advisory Units of the Compliance Department. If approval is granted, the resulting transaction must be included on the Access Person's Personal Securities Transaction Attestation (refer to Exhibit B).

        B.  Personal Securities Transaction Procedures and Reporting
            --------------------------------------------------------

            1.  Preclearance Procedures
                -----------------------

            Access Persons shall follow the preclearance procedures described in the previous section. In any event, no Access Persons or their Immediate Family members shall purchase or sell, directly or indirectly, any Security (defined in Section VIII) which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (defined in Section VIII) and which he, she, or an Immediate Family member knows or should have known at the time of such purchase or sale is:

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                  a.    The  subject  of an  initial  public  offering  in any
                        equity securities or securities convertible into equity securities (unless the Access Person requests and receives prior written approval as discussed in Part A of Section IV);

                  b. Offered pursuant to a limited offering or private placement memorandum (unless the Access Person requests and receives prior written approval as discussed in part A of Section IV);
                        or,

                  c. Prohibited by the guidelines described in more detail below.

        These prohibitions do not prevent Baird Access Persons from owning or purchasing securities that may be owned or held by one or more advisory clients. Certain transactions, however, shall be permitted only if the Access Person's personal transaction occurs between one and seven calendar days before or after the advisory client transaction. In an effort to avoid any assertion that the Access Person could benefit from an advisory client transaction that could move the security price up, Access Persons should adhere to the following guidelines:

            i. An Access Person may not sell personally held securities until at least seven calendar days after advisory clients have completed purchases. However, an Access Person may sell a security currently held in his/her personal account if the Access Person sells at least one calendar day prior to purchasing the security for advisory clients.

            ii. An Access Person may not buy securities in a personal transaction if purchases in the same securities may be affected for advisory clients during the seven calendar day period following the personal transaction. However, an Access Person may buy a security that has been purchased for advisory clients if the Access Person purchases at least one calendar day after purchasing the security for advisory clients.

            Similarly, to prevent Access Person from profiting as a result of advisory client transactions that have the ability to decrease the security price, Access Persons should adhere to the following guidelines:

            i. An Access Person may not buy securities in a personal transaction until at least seven calendar days after advisory clients have sold the security. However, an Access Person may buy a security that will be sold for advisory clients if

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                  the Access  Person  purchases at least one calendar day before selling the security for advisory clients.

            ii. An Access Person may not sell securities in a personal transaction if advisory clients may sell the same securities during the seven calendar day period following the personal transaction. However, an Access Person may sell a security that has been sold for advisory clients if the Access Person sells at least one calendar day after selling the security for advisory clients.

        An Access Person may buy or sell a security, even on the same day that it will be traded for advisory clients, only if the following statements apply:

            i. Market capitalization of the security exceeds three billion dollars on the day of the transaction(s);

            ii. The transaction for the Access Person does not represent, either at the time of the transaction or upon conversion, the purchase or sale of more than 1,000 shares of common stock; and

            iii. The Access Person's transaction is effected subsequent to advisory client transactions.

                  These guidelines do not set forth all possible combinations of securities transactions; however, any proposed transactions shall be reviewed during the preclearance process using these, or similar constraints. In some cases, a Supervisor may grant appropriate exceptions based on the facts. Such exceptions may be granted after consideration of market volume and capitalization, shares outstanding, recent market trends, conflicts of interest, etc.

                  Additional scrutiny will be placed on the trading activity of Baird Fund Access Persons. In addition to the aforementioned requirements, no Fund Access Person shall sell, directly or indirectly, or acquire any direct or indirect interest in any Security which he or she knows or should have known at the time of purchase or sale:

            a.    Is a security for which a Fund has an open order pending; or

            b.    Is  an  offsetting   transaction   effected  in  the  same  or
                  equivalent security within the most recent 60 calendar days.

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        Moreover,  Baird Investment  Management  ("BIM") Fund Access Persons are
        required to preclear all personal transactions, including 401(k) and 529 account transactions, in the Baird equity funds including Baird LargeCap Fund, Baird MidCap Fund and Baird SmallCap Fund. BIM Fund Access Persons are not required to preclear the fixed income Baird Funds (Baird Intermediate Bond Fund, Baird Aggregate Bond Fund, Baird Intermediate Municipal Bond Fund, Baird Core Plus Bond Fund, Baird Short-Term Bond
        Fund) or the AHA Full Maturity Fixed Income Fund or the AHA Balanced Fund. Conversely, Baird Advisors Fund Access Persons are required to preclear all personal transactions, including 401(k) and 529 account transactions, in the Baird fixed income funds and the AHA Full Maturity Fixed Income Fund and the AHA Balanced Fund; however, they are not required to preclear personal transactions in the Baird equity funds.

        Any Fund Access Person that provides oversight or has other responsibilities for both Baird Advisors and/or BIM must preclear all personal transactions in any of the Baird Funds, both equity and fixed income, and the AHA Full Maturity Fixed Income Fund and the AHA Balanced Fund.

        Notwithstanding the foregoing, Access Persons are NOT required to preclear periodic investment plan (e.g. Baird's 401(k) plan or Baird Funds Automatic Investment Plan) purchases. In contrast, exchanges or sales in such periodic investment plans ARE required to be precleared.

        As the Baird Funds are intended to be long-term investment vehicles and not to provide a means of speculating on short-term market movements, ALL Fund Access Persons' purchase and sale activity of the Baird Funds and AHA Funds listed above will be monitored for inappropriate trading on a periodic basis by the Compliance Department. Inappropriate trading activity can hurt a Fund's performance as well as its shareholders. Any Fund Access Person's activity that is deemed inappropriate trading is a violation of this Code of Ethics and may result in a temporary suspension of a Fund Access Person's trading privileges.

        2.  Exempt Transactions
            -------------------

        The guidelines and preclearance obligations of this Code of Ethics shall not apply to:

            a. Purchases or sales effected in any account over which an Access Person has no direct or indirect influence, control or Beneficial Ownership;

            b. Changes in ownership positions related to stock splits, stock dividends or other similar actions by an issuer as well

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                  as purchases or sales of securities  which are the result of a stock delivery or receipt upon option assignment by a contra party;

            c. Purchases of securities which are part of an automatic dividend reinvestment plan; or

            d. Purchases of securities effected upon exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired.

            e. Purchases or sales of open-end investment companies, other than Baird Funds, exchange traded funds, closed end funds, variable rate bonds (also known as floaters), futures and options (on currencies or on a broad-based securities index), securities which are direct obligations or agency issues of the U.S. Government, short-term debt obligations, bankers' acceptances, bank certificates of deposit, commercial paper, unit investment trusts that are invested exclusively in unaffiliated mutual funds, annuities, worthless securities, and such money market instruments as designated by the Investment Advisory Unit of the Compliance Department.

        3.  Reporting Requirements & Certification of Compliance
            ----------------------------------------------------

            a.    Initial Holdings Reports and Annual Holdings Reports
                  ----------------------------------------------------

                  Each Access Person must file, no later than ten (10) calendar days after designation as an Access Person, a statement reflecting all direct and indirect Beneficial Ownership of securities on an Initial Holdings Report (refer to Exhibit A). The fourth quarter Personal Securities Transaction Attestation (refer to Exhibit B) will serve as the Annual Holdings Report. The content of the holdings reports must be current as of a date 45 calendar days preceding receipt of the report.

            b.    Quarterly Transaction Reports and Brokerage Account Reports
                  -----------------------------------------------------------

                  Each Access Person must report his/her personal securities transactions at least quarterly. In accordance with its duties as an investment adviser, Baird supplies each Access Person with a Personal Securities Transaction Attestation

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                  Statement  (refer to  Exhibit  B).  This  Attestation  must be reviewed, signed, and returned to the Compliance Department no later than 30 calendar days following the end of the calendar quarter. Should an Access Person acquire direct or indirect Beneficial Ownership of an account that has not previously been disclosed, all relevant information should be included on the quarterly reports.

            c.    Transactions exempt from Reporting
                  ----------------------------------

                  Baird Access Persons are not required to:

                  i. Report securities held in accounts over which they have no direct or indirect influence or control;

                  ii.   Report transactions  in  securities  listed  above in
                        Section IV.B.2.e;

                  iii.  Report transactions effected   pursuant to an automatic
                        investment plan; or

                  iv. Provide reports that would duplicate information contained in broker-dealer trade confirmations or account statements that Baird holds in its records

            d.    Annual Code of Ethics Acknowledgment
                  ------------------------------------

                  Each Access Person must annually attest that he/she has received a copy of this Code of Ethics. The Investment Advisory Unit of the Compliance Department will annually email each Access Person a current copy of this Code of Ethics requesting that each Access Person respond confirming that he/she has received it.

            e.    Duplicate Brokerage Confirmations and Statements
                  ------------------------------------------------

                  If an Access Person has been approved to maintain an account away from Baird, the Compliance Department will request duplicate copies of transaction confirmations and monthly/quarterly statements from the financial institution where the account is custodied.

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


            f.    Monitoring of Personal Securities Transactions
                  ----------------------------------------------

                  Baird's Chief Compliance Officer will monitor the personal securities transactions and trading patterns of its Access Persons in order to identify improper trading.

            g.    Chief Compliance  Officer's Quarterly Reports
                  The Funds' Chief Compliance Officer and administrator shall prepare a quarterly report to the Baird Funds' Board of Directors which shall:

                  o Identify any issues arising under this Code of Ethics including, but not limited to, any violations involving Fund Access Persons (as defined in Rule 17-j(1)(a)(i) under the Investment Company Act of 1940) that required remedial action during the past quarter; and

                  o Identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice, or developments in law or regulations

                  The quarterly reports shall be summarized in an annual report to the Baird Funds' Board of Directors and shall include a certification from the Funds and Baird stating that the respective entity has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

        C.  Preclearance and Reporting of Gifts and Outside Activities
            ----------------------------------------------------------

        Baird is required to maintain records of gifts and gratuities given by its associates; therefore, all Baird Access Persons must report certain gifts and gratuities to his/her Branch or Department Manager for recordkeeping purposes. Baird and its Access Persons are prohibited from directly or indirectly giving or allowing to be given anything of value in excess of $100 per calendar year. The $100 limitation applies to gifts and gratuities to clients, individuals associated with issuers and employees of other dealers.

        NASD Conduct Rules and Baird policy state that outside business activities are prohibited without the prior written permission of the Compliance Department. Outside activities include, but are not limited to, any outside employment, outside directorships of public and private companies, consulting activity, serving as a trustee, serving as executor on a will or estate (excluding family members), running for or holding a political office, raising capital for any organization including seeking charitable contributions, business ownership, private placements, or any other activities that may potentially conflict with an associate's employment responsibilities at Baird and/or result in compensation. An Outside Business Activity Approval Request Form, which can be found on BairdWeb, must be completed and submitted to the Compliance Department for approval. For more information regarding reporting of gifts and outside business activities, please refer to the Financial Advisor Policy Manual.

        D.  Disinterested Directors
            -----------------------

        Disinterested Directors (as defined in Section VIII) are exempt from the gifts and gratuities provisions dictated in Part D of Section III, the political and charitable contributions provisions specified in Part E of
        Section III,  and the  preclearance  requirements  outlined in Part A of
        Section IV. In addition, the Disinterested Directors are exempt from the trading guidelines specified in Part B.1 of Section IV, as well as the compliance requirements addressed in Parts B.3.a, B.3.d, B.3.e, B.3.f, and C of Section IV. Disinterested Directors are also exempt from the reporting requirements outlined in Part B.3.b of Section IV unless such director knew, or in the ordinary course of fulfilling his or her official duties as a Disinterested Director should have known that, during the 15-day period immediately before or after the date of the transaction by the Disinterested Director, such security was (a) purchased or sold by Baird on behalf of any advisory client, including a Fund, or (b) being considered by Baird on behalf of any advisory client, including a Fund. Such transactions shall be reported to and monitored by the Funds' administrator.


V.      Recordkeeping

As documentation of Compliance with the applicable securities laws, Baird's Compliance Department will maintain copies of all pertinent information for no less than 5 years (with the information maintained in an easily accessible location for the first 2 years). This documentation includes, but is not limited, to the following:

o Copy of each Code of Ethics that has been in effect any time during the past five years;

o A record of any violation of the Code of Ethics and any action taken as a result of such violation;

o Copy of all Initial and Annual Holdings Reports, Quarterly Attestations, Code of Ethics Annual and/or Amendment Acknowledgments of Receipt, confirmations, and statements;

o A list of all current Access Persons as well as a list of former Access Persons who were designated as such during the past 5 years;

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


o A record of the persons in the Investment Advisory Unit of Compliance who are responsible for reviewing Access Persons' reports;

o A copy of reports provided to Baird's Board of Directors pertaining to this Code of Ethics; and

o Copies of NASD New Issue Certification Forms and Private Investment Transaction Approval Request Forms.


VI.     Form ADV Disclosure

A description of the Baird Code of Ethics will be included in Part II of Baird's Form ADV, or substitute brochure, along with instructions on how an advisory client can obtain a copy of this Code of Ethics.


VII.    Administrative and Enforcement of the Code of Ethics

        A.  Training and Education
            ----------------------

        The Investment Advisory Unit of the Compliance Department is responsible for training and educating Baird's Access Persons regarding this Code of Ethics.

        B.  Annual Review
            -------------

        Baird's  Investment  Advisory and Mutual Fund Chief  Compliance  Officer
        shall   review  this  Code  of  Ethics   annually   and   evaluate   its
        effectiveness.

        C.  Board Approval
            --------------

        The Baird Funds, Inc. Board of Directors must approve the content of this Code of Ethics as well as any changes made to it in the future.

        D.  Report to Board
            ---------------

        All violations of this Code of Ethics by Access Persons who are also Fund Access Persons, as defined above, will be brought to the attention of the Baird Funds, Inc. Board of Directors at its quarterly meeting.

        E.  Reporting Violations
            --------------------

        Access Persons are required to report any violations of this Code of Ethics promptly to the Investment Advisory Unit of the Compliance Department.

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


        F.  Sanctions
            ---------

        Upon discovering a violation of the Code of Ethics, Baird may impose appropriate sanctions. The sanctions for inappropriate trading activities or knowingly filing false reports may include, among others, disgorgement of profits, fines, or suspension or termination of employment. Sanctions may also be imposed for incomplete or untimely reports.

        G.  Further Information Regarding the Code of Ethics
            ------------------------------------------------

        Please direct all questions or concerns pertaining to this Code of Ethics to the Investment Advisory Unit of the Compliance Department.


VIII.   Definitions

"Advisory Clients"- Include accounts for which a Baird Investment Advisory Department provides investment supervisory services.

"Access Person"- Please see page 2 of this Code of Ethics for a definition.

"Affiliate"-
 ---------

        o Any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person;

        o Any person 5 per centum or more whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

        o Any person directly or indirectly controlling, controlled by, or under common control with, such other person;

        o Any officer, director, partner, copartner, or employee of such other person;

        o If such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

        o If such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

"Beneficial Ownership"- has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended. In general, a person has beneficial ownership of a security if such person has or shares (a) voting or dispositive power with respect to such security and (b) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise. A person is presumed to be the beneficial owner of securities held by immediate family members sharing a person's household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships). Beneficial ownership typically includes:

        o   Securities held in a person's own name;

        o Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

        o Securities held by a bank or broker as a nominee or custodian on a person's behalf or pledged as collateral for a loan; and

        o Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

"Control"- Power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

"Disinterested Director"- A Director who is not an interested person of Baird Funds within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

"Immediate Family"-
 ----------------

        o   Spouses of Access Persons;

        o Children of Access Persons, if sharing a residence or supported directly or indirectly to a material extent; or

        o Any persons who are supported directly or indirectly to a material extent or living in the same residence.

"Pecuniary Interest"- The opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest generally includes securities held by members of a person's immediate family sharing the same household (which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships.

"Purchase or sale of a Security"- Includes the buying or writing of an option to purchase or sell a security and the purchase or sale of instruments which may be connected to securities the advisory client holds or intends or proposes to acquire.

"Security"- Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly know as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

"Supervisor"- Branch Office Manager, Baird Investment Advisory Department Manager, or their delegate. To the extent that a Branch Office Manager is an Access Person, designated individuals in the Compliance Department will act as the Supervisor. Furthermore, in the event that the Access Person's immediate Supervisor is unavailable, the Compliance Department will act as the Supervisor.